EXHIBIT 21

DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
EXHIBIT 21
SUBSIDIARIES

Name	Place of Incorporation	% Ownership

DPC Cirrus Inc.	USA/Delaware	100%
EURO/DPC Limited	United Kingdom	100%
Diagnostic Products International, Inc.	Barbados	100%
DPC Holding GmbH	Germany	100%
DPC Biermann GmbH	Germany	100%
DPC Czech s.r.o	Czech Republic	100%
DPC d.o.o. Zagreb	Croatia	50%
DPC Polska sp.z.o.o	Poland	100%
Diagnostic Products Corporation Benelux B.V	Netherlands	100%
Diagnostic Products Corporation Nederland B.V	Netherlands	100%
Diagnostic Products Corporation Belgium b.v.b.A. /s.p.r.l	Belgium	100%
Diagnostic Products Corporation DPC Finland Oy	Finland	100%
Bio-Mediq DPC Pty. Ltd.	Australia	100%
DPC Dipesa, S.A.	Spain	100%
DPC France, SAS	France	100%
Tianjin De Pu (DPC)
Biotechnological and Medical Products, Inc.	China	100%
Diagnostic Products DPC Norway, AS	Norway	100%
DPC Medlab Produtos Medico Hospitalares Ltda.	Brazil	56%
DPC Venezuela C.A	Venezuela	56%
DPC Medlab de Uruguay S.A.	Uruguay	56%
DPC Medlab Centroamerica S.A.	Costa Rica	56%
Nippon DPC Corporation	USA/California	50%
DPC Skafte AB	Sweden	100%
DPC Scandinavia	Sweden	100%
D.P.C.-N. Tsakiris S.A.	Greece	50%
Medical Systems, S.p.A	Italy	45%
Amerlab, Lda	Portugal	45%

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